EXHIBIT 10.4

AGREEMENT AND RELEASE

This Agreement and Release (the “Agreement”) is made and entered into as of November 2, 2004.

1. Employment. My last day of active employment with Sycamore Networks, Inc. (“Sycamore” or the “Company”) was October 4, 2004, and my last date of employment will be October 4, 2005.

2. Stock and Stock Options. I acknowledge and agree that any stock and/or stock options granted to me during my employment with Sycamore will be governed by the applicable plan document and applicable grant agreement (and any amendments thereto) related to Sycamore stock, stock exchange programs, and/or stock options (“Stock Plans”) and by the provisions of Section 3 below. I further hereby acknowledge and agree that Sycamore’s time to exercise any right to repurchase unvested shares pursuant to any Stock Plans will begin as of October 4, 2005.

3. Consideration. I understand that in consideration for my execution of this Agreement and my fulfillment of the promises made in this Agreement, Sycamore agrees to provide me with separation pay equal to my base salary, as defined below, payable in accordance with Sycamore’s normal payroll practices beginning on the last day of active employment and ending on the last day of employment. Base salary shall mean the regular rate of salary payable to such employee in effect immediately prior to the last day of active employment. It is hereby agreed that all stock options and restricted stock granted to me during my employment with the Company will continue to vest through October 4, 2005, my last date of employment with the Company. During the continued vesting period, if there is a recapitalization or other event that requires adjustment to stock options for current employees then all vested and unvested stock options and restricted stock grants will be adjusted accordingly.

Pursuant to the terms of the Company’s 1999 Stock Incentive Plan, I will have a period of three months following my last date of employment with the Company to exercise my vested stock options.

Through the last day of employment, Sycamore will pay the premiums for the continuation of group health insurance coverage. I understand and acknowledge that after the last date of employment, I may continue such coverage under COBRA at my own expense.

4. Change in Control Agreement. I understand and agree that in consideration of the agreements of Sycamore contained herein the Change in Control Agreement between Sycamore and me dated as of November 17, 1999, is terminated as of the date hereof and that such agreement is hereinafter of no further force and effect.

5. Conditions Applying to Payment of Benefits. I understand and agree that the additional pay that I will receive pursuant to Section 3 above is subject to my compliance with the terms and conditions set forth in this Agreement and the separation documents I have received.

6. General Release of Claims. I hereby voluntarily release Sycamore and any and all of its subsidiaries, branches, divisions, affiliates, insurers, successors, assigns or related entities, as well as its or their present and former officers, directors, trustees, employees and agents, individually and in their official capacities, (collectively, the “Released Parties”), of and from any and all claims, known and unknown, that I, my heirs, executors, administrators, successors, and assigns, have had or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, 29 U.S.C. § 151 et seq., as amended;

•	Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended;

•	The Civil Rights Act of 1991, Pub. L. No. 102-166, as amended;

•	Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. §§1981-1988, as amended;

•	The Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended;

•	The Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended;

•	The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended;

•	The Immigration Reform Control Act, 8 U.S.C. § 1324a, et seq., as amended;

•	The Immigration and Nationality Act, 8 U.S.C. § 1101 et seq., as amended;

•	The Americans with Disabilities Act of 1990, 42 U.S.C § 12101 et seq., as amended;

•	The Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B, as amended;

•	The Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., as amended;

•	The Fair Labor Standards Act, 29 U.S.C. § 201, et seq., as amended;

•	The Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., as amended;

•	The Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended;

•	The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., as amended;

•	The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., as amended;

•	The Massachusetts Plant Closing Laws, M.G.L. c. 151A, § 71A, as amended;

•	The Massachusetts Fair Employment Practices Act, M.G.L c. 151B, as amended;

•	The Massachusetts State Wage and Hour Laws, M.G.L., c. 149-151, et seq.;

•	The Massachusetts Occupational Safety and Health Laws;

•	The Massachusetts Equal Rights Act, M.G.L. c. 93, § 102, as amended;

•	The Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A-C, as amended;

•	The Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, as amended;

•	The Massachusetts Payment of Wages Law, M.G.L. c. 149, § 148 et seq., as amended;

•	The Massachusetts Equal Rights for the Elderly and Disabled Law, M.G.L. c. 93, § 103, as amended;

•	The Massachusetts AIDS Testing Law, M.G.L. c. 111, § 70F, as amended;

•	The Massachusetts Civil Rights Act, M.G.L. c. 12, 11H & I, as amended;

•	The Massachusetts Privacy Law, M.G.L. c. 214, § 1B, as amended;

•	The Massachusetts Sexual Harassment Statute, M.G.L. c. 214, § 1C, as amended;

•	The Massachusetts Consumer Protection Act, M.G.L. c. 93A, as amended;

•	The Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, as amended;

•	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law, or any claim based on theories of respondent superior and/or strict liability; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the above, the foregoing release shall not extend to any rights I have under this Agreement or any rights to indemnification pursuant to the Company’s certificate of incorporation, by-laws or the terms of the Indemnification Agreement between Sycamore and me dated as of November 17, 1999 or any rights I may have to vested benefits as of the date hereof (the “Retained Rights”).

7. No Claims or Recovery and Affirmations. I confirm that I have not filed any claim, charge, complaint or action against Sycamore in any forum or form. In the event that any claim, charge, or complaint is ever filed on my behalf, I hereby waive my right to accept any monetary relief or recovery therefrom, unless such waiver is prohibited by law, except with respect to the Retained Rights. I understand that nothing herein is intended to or shall preclude me from filing a complaint and/or charge with any appropriate governmental or law enforcement agency and/or cooperating with said agency in its investigation. I further affirm that I have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in this Agreement. I furthermore affirm that I have no known workplace injuries and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or related state or city laws.

8. No Admission of Wrongdoing. I agree that neither this Agreement nor the furnishing of the consideration for the general release set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.

9. Confidentiality/Non-Disparagement. I expressly acknowledge and agree to the following:

(i) that on or before December 15, 2004, I shall have returned to Sycamore all Sycamore documents (and any copies thereof) and property, that I shall be bound by the Sycamore Networks, Inc. Employee Agreement Regarding Confidentiality and Inventions (the “Confidentiality and Inventions Agreement”) as well as any Stock Plans and that I will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Sycamore’s trade secrets and/or confidential and proprietary documents and information;

(ii) that, in addition to and notwithstanding the terms of the Confidentiality and Inventions Agreement, I agree to keep strictly confidential, not to make public and not to disclose to anyone in any manner the existence or terms of this Agreement except to my immediate family, state and federal tax authorities, my attorneys, tax preparers or accountants, or except as may be necessary to enforce the Agreement or upon court order;

(iii) that a breach of this Section 9 shall constitute a material breach of this Agreement and shall entitle Sycamore to all available legal or equitable relief available. I also acknowledge that the provisions of this Section 9 are reasonable and necessary to protect Sycamore’s business interests, and further acknowledge and agree that a breach or threatened breach of the covenants set forth in this Section 9 would constitute a material breach of the Agreement, that Sycamore would suffer substantial irreparable harm and that Sycamore may not have an adequate remedy at law for such breach or threatened breach. Therefore, in recognition of these acknowledgments, I agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as Sycamore may have at law, Sycamore, without posting any bond, shall be entitled to obtain, and I agree not to oppose, a request for equitable relief in the form of specific performance or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Sycamore’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach; and

(iv) that I will not make or publish any statement which is, or may reasonably be considered to be, disparaging of Sycamore or any of its subsidiaries or affiliates, or directors, officers employees or the operations or products of Sycamore or any of its subsidiaries or affiliates, it being understood that it shall not be a violation of this Section 9(iv) for me to make any legally required filing or to give any required statements in connection with a legal or regulatory proceeding.

10. Cooperation. I agree that I will assist and cooperate fully with Sycamore in resolution of any matters relating to my duties for Sycamore. I further agree and acknowledge that I will assist and cooperate with Sycamore in connection with any matters in which I was involved during the course of my employment including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Sycamore (including any claims or actions against its officers, directors and employees) and in connection with any investigation or proceeding by or before any regulatory agency or commission. My cooperation in connection with such matters, actions, claims, investigations and proceedings shall include, without limitation, being available to meet with Sycamore regarding such matters in which I have been involved, and any contract matters or audits; preparing for any proceeding (including, without limitation, depositions, consultations, discovery or trials); providing affidavits; assisting with any audit, inspection, proceeding or other inquiry; and/or acting as a witness in connection with any litigation or other legal proceeding affecting Sycamore. Any out-of-pocket expenses which I reasonably incur in connection with assisting or cooperating with Sycamore in accordance with the provisions of this section will be reimbursed by Sycamore.

11. Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Should any provision of the Agreement be declared illegal or unenforceable by a court of competent jurisdiction and if it cannot be modified to be enforceable, excluding general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in effect.

12. Entire Agreement. I acknowledge and agree that, with the exception of the Confidentiality and Inventions Agreement and any Stock Plans, this Agreement sets forth the entire agreement between me and the Released Parties and shall supersede any and all prior agreements or understandings, whether written or oral, between the parties, concerning the subject matter herein and except as otherwise specified in this Agreement. I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to sign this Agreement, except for those set forth in this Agreement.

13. Amendment. This Agreement may not be amended except by a written agreement signed by authorized representatives of both parties.

14. Right to Revoke. I understand that I have the right to revoke this Agreement at any time during the seven (7) day period following the date on which I first sign the Agreement.

If I want to revoke, I must make a revocation in writing which states: “I hereby revoke my acceptance of the Agreement and General Release”. This written revocation must be delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to Daniel E. Smith, President and Chief Executive Officer, Sycamore Networks, Inc., 220 Mill Road, Chelmsford, MA 01824, otherwise the revocation will not be effective.

15. Effective Date. This Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period described in Section 14 above.

I UNDERSTAND THAT MY RIGHT TO RECEIVE BENEFITS SET FORTH IN THIS AGREEMENT IS SUBJECT TO MY COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND THAT I WOULD NOT RECEIVE SUCH BENEFITS BUT FOR MY EXECUTION OF THIS AGREEMENT.

I ALSO UNDERSTAND THAT BY SIGNING THIS AGREEMENT, I WILL BE WAIVING MY RIGHTS UNDER FEDERAL, STATE AND LOCAL LAW TO BRING ANY CLAIMS THAT I HAVE HAD OR MAY CURRENTLY HAVE AGAINST THE RELEASED PARTIES. BY RECEIVING AND READING THIS AGREEMENT I AM ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth below.

Signed:	/s/ Frances M. Jewels
Name:	Frances M. Jewels
Date:	November 2, 2004

ACKNOWLEDGED AND ACCEPTED BY SYCAMORE NETWORKS, INC.

By:	/s/ Daniel E. Smith
Name:	Daniel E. Smith
Title:	President and Chief Executive Officer
Date:	November 2, 2004